Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Parker Drilling Company:

We consent to the incorporation by reference in the registration statement (No. 333-144111) on Form S-3 and in the registration statements (Nos. 333-184230, 333-167695, 333-158130, 333-124697, 333-59132, 333-57345, 333-41369, 333-84069, 333-99187) on Form S-8 of Parker Drilling Company of our report dated March 1, 2013, with respect to the consolidated balance sheets of Parker Drilling Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, the related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Parker Drilling Company.

/S/ KPMG LLP

Houston, Texas

March 1, 2013